Deloitte LLP
2800 – 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 778-374 -0496
www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our reports dated March 30, 2015, relating to the consolidated statements of financial position as at December 31, 2014 and December 31, 2013, and consolidated statements of comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014 of Northern Dynasty Minerals Ltd. and its subsidiaries (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), and the effectiveness of Northern Dynasty Minerals Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Northern Dynasty Minerals Ltd. for the year ended December 31, 2014 and to the reference to us under the heading "Experts and Interests of Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants
March 21, 2016
Vancouver, Canada